As filed with the Securities and Exchange Commission on October 23, 2017
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
 _____________________________________
REALOGY HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-8050955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Park Avenue	07940
Madison, NJ	(Zip Code)
(Address of Principal Executive Offices)
Non-Plan Inducement Stock Option Award
Non-Plan Inducement Restricted Stock Unit Award
(Full title of the plan)
 ____________________________________
Marilyn J. Wasser, Esq.
Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
(Name and address of agent for service)
(973) 407-2000
(Telephone Number, Including Area Code, of Agent For Service)
 ____________________________________
Copies to:
Stacy J. Kanter, Esq.
Michael J. Schwartz Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
 ____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share, to be issued under Non-Plan Inducement Stock Option Award	261,234	$32.80 (2)	$8,568,475.20	$1,066.78
Common stock, par value $0.01 per share, to be issued under Non-Plan Inducement Restricted Stock Unit Award	76,220	$33.05 (3)	$2,519,071.00	$313.62
Common stock, par value $0.01 per share, to be issued as Dividend Equivalent Units under Non-Plan Inducement Restricted Stock Unit Award	3,000	$33.05 (3)	$99,150.00	$12.34

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may become issuable under the Non-Plan Inducement Stock Option Award or Non-Plan Inducement Restricted Stock Unit Award by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)
Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the aggregate offering price and the fee have been calculated upon the basis of the price at which the option may be exercised, which was the closing price of a share of the Company’s Common Stock on the date of grant of such option as reported on the New York Stock Exchange on October 23, 2017.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on October 20, 2017.

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EXPLANATORY NOTE
This registration statement on Form S-8 (the “Registration Statement”) is being filed by Realogy Holdings Corp. (the “Registrant”) to register shares of Common Stock that may be issued upon the vesting of restricted stock units and options granted pursuant to the Realogy Holdings Corp. Non-Plan Inducement Stock Option Agreement and the Realogy Holdings Corp. Non-Plan Inducement Restricted Stock Unit Agreement and awarded to a new employee awardee as a material inducement for entering employment with the Registrant.
PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or delivered to the awardee in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the SEC are incorporated by reference in this registration statement:
(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017 (except for the financial statements of Realogy Group LLC);
(b)    the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 4, 2017 and August 3, 2017, respectively (in each case, except for the financial statements of Realogy Group LLC);
(c)    the Registrant’s Current Reports on Form 8-K, filed with the SEC on January 23, 2017, February 15, 2017, March 17, 2017, May 4, 2017 (except for information furnished under Item 2.02 and the exhibit furnished therewith) June 13, 2017, and October 23, 2017;
(d)     the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2017 Annual Meeting of Stockholders, filed on March 17, 2017 as supplemented by a Supplement to the Definitive Proxy Statement filed on March 28, 2017; and
(e)    the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-35674) filed with the SEC on September 28, 2012 to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	for any transaction from which the director derived any improper personal benefit.
However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.
Our amended and restated certificate of incorporation and bylaws provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We also indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which may be deemed to be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.
The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.
Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on this 23rd day of October 2017.
REALOGY HOLDINGS CORP.
By: /S/ ANTHONY E. HULL
Name:    Anthony E. Hull
Title:    Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes and appoints Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ RICHARD A. SMITH	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 23, 2017
Richard A. Smith

/s/ ANTHONY E. HULL	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 23, 2017
Anthony E. Hull

/s/ TIMOTHY B. GUSTAVSON	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	October 23, 2017
Timothy B. Gustavson

/s/ RAUL ALVAREZ	Director	October 23, 2017
Raul Alvarez

/s/ FIONA P. DIAS	Director	October 23, 2017
Fiona P. Dias

/s/ MATTHEW J. ESPE	Director	October 23, 2017
Matthew J. Espe

/s/ V. ANN HAILEY	Director	October 23, 2017
V. Ann Hailey

/s/ DUNCAN L. NIEDERAUER	Director	October 23, 2017
Duncan L. Niederauer

/s/ SHERRY M. SMITH	Director	October 23, 2017
Sherry M. Smith

/s/ RYAN M. SCHNEIDER	Director	October 23, 2017
Ryan M. Schneider

	Director	October 23, 2017
Chris Terrill

/s/ MICHAEL J. WILLIAMS	Director	October 23, 2017
Michael J. Williams

INDEX OF EXHIBITS

Exhibit	Description

4.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2014)

4.2
Third Amended and Restated Bylaws of the Registrant, as amended by the Board of Directors, effective November 4, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 10, 2014)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.88 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-181988), filed with the SEC on October 5, 2012)

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1**
Non-Plan Inducement Stock Option Agreement dated October 23, 2017 between Realogy Holdings Corp. and Ryan M. Schneider (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 23, 2017)

10.2**
Non-Plan Inducement Restricted Stock Unit Agreement dated October 23, 2017 between Realogy Holdings Corp. and Ryan M. Schneider (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 23, 2017)

15.1*	Letter Regarding Unaudited Interim Financial Statements

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)
_______________

*	Filed herewith.

**	Compensatory plan or arrangement.